Exhibit 99.1

Drinks Americas Elects New Board Member

WILTON, CT, (MAY 25, 2010) – Drinks Americas Holdings, Ltd. (OTCBB: DKAM) a leading owner, developer and marketer of premium beverages associated with renowned icons, announced today that Jack Kleinert has been elected to join the Company’s Board of Directors.

Patrick Kenny, CEO of Drinks Americas stated, “Jack Kleinert has long been a supporter of the Company and we welcome him to the Board.  We believe that with Jack’s strong financial acumen and background, we can continue to strengthen our Company’s capital structure, accelerate our reduction in debt and achieve profitability more quickly.  Now that our Mexcor International Wine and Spirits venture is fully engaged and the Company is emerging successfully from a number of economic challenges it faced, having a board resource with Jack Kleinert's level of knowledge will be instrumental as we go forward.”

Jack Kleinert is the CEO and co-founder of Velocity Portfolio Group (VPG) founded in 2003.  VPG purchases distressed consumer receivables and liquidates the receivables using its nationwide legal network.   Prior to founding VPG, Mr. Kleinert ran his own private investment group, JCK Investments.  For 15 years beginning 1982, Mr. Kleinert worked for Goldman Sachs. He was elected as a General Partner of the firm in 1994 and retired as a Limited Partner at the end of 1997.

Mr. Kleinert is a graduate of Princeton University with a Bachelor of Science degree in Chemical Engineering.

About Drinks Americas

Drinks Americas develops, owns, markets, and nationally distributes alcoholic and non-alcoholic premium beverages associated with renowned icon celebrities, including Willie Nelson's Old Whiskey River Bourbon and Trump Super Premium Vodkas. Other products owned by Drinks Americas include Olifant Vodka, Aguila Tequila and Rheingold Beer. The Company has recently developed and assisted in the launch of Kid Rock’s American Badass Beer selling in Michigan.

For further information, please visit our new website at www.drinksamericas.com.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contacts:
Charles Davidson
Drinks Americas, Inc.
203-762-7000

Dan Schustack
CEOcast, Inc.
212-732-4300

Mirador Consulting
561-989-3600